Exhibit 8.1

[FORM OF OPINION OF ROPES & GRAY LLP]

[LETTERHEAD OF ROPES & GRAY LLP]

October 21, 2008

Oscient Pharmaceuticals Corporation

1000 Winter Street, Suite 2200

Waltham, MA 02451

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission on September 10, 2008, as amended by Amendment No.     filed the date hereof, relating to your offer to exchange, for each $1,000 principal amount of 3.50% Convertible Senior Notes due 2011, $300 principal amount of 12.50% Convertible Senior Notes due 2011 and shares of your common stock. Terms used but not defined herein shall have the meanings as set forth in the Registration Statement

In that connection, we hereby confirm our opinion set forth under the caption “Material United States Federal Income Tax Consequences – Tax Consequences to U.S. Holders” in the Registration Statement.

Our opinion is based on the provisions of the Code, the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. There can be no assurance that the IRS will not challenge one or more of the tax consequences described in our opinion and no ruling has been obtained, nor will any ruling be obtained, from the IRS with respect to such consequences.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement.

This opinion is rendered as of the date hereof based on the facts in existence on the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any changes or any new developments, whether material or nonmaterial, which may be brought to our attention at a later date.

We do not express any opinion herein concerning any law other than the federal law of the United States.

Very truly yours,

Ropes & Gray LLP